CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Genesis Bioventures, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-35734, 333-81130 and 333-74652) on Form S-8 of Genesis Bioventures, Inc. (formerly Biolabs, Inc.) of our report dated March 22, 2002, with respect to the consolidated balance sheets of Genesis Bioventures, Inc. as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2001 and 2000 and cumulative for the period from September 19, 1994 (inception) to December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-KSB of Genesis Bioventures, Inc.

Our report dated March 22, 2002 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Chartered Accountants
Vancouver, Canada
April 11, 2002